UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	September 6, 2011

RF INDUSTRIES, LTD
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)
7610 Miramar Road, Bldg. 6000, San Diego, California 92126-4202 (Address of Principal Executive Offices) (858) 549-6340 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 6, 2011, pursuant to an agreement entered into on August 29, 2011 by RF Industries, Ltd. (the “Company”) and Red Oak Partners, LLC (the “Agreement”), (i) Robert Jacobs and John Ehret resigned from the Board of Directors (the “Board”) of the Company, and (ii) David Sandberg and J. Randall Waterfield were appointed as new directors on the Board to fill the vacancies created by the resignations of Messrs. Jacobs and Ehret.

Also effective September 6, 2011, the Board appointed Messrs. Sandberg and Waterfield to serve as members of the Board’s Audit Committee, Compensation Committee, Strategic Committee and Nominating and Corporate Governance Committee.  Mr. Sandberg is now the Chairman of the Strategic Committee, and Mr. Waterfield is now the Chairman of the Compensation Committee.

The Company and Mr. Sandberg agreed to the following compensation arrangements:  (i) with respect to serving on the Board generally, Mr. Sandberg agreed to forgo any fees (other than travel and other reasonable reimbursement) for the first year of service; and (ii) with respect to acting as Chairman of the Strategic Committee, Mr. Sandberg agreed to indefinitely forgo any additional compensation he may be entitled to as a result of such chairmanship (other than travel and other reasonable reimbursement).

The Company and Mr. Waterfield agreed to the following compensation arrangements:  Mr. Waterfield shall receive (i) an annual fee of $15,000 for serving as a director on the Board; (ii) an annual fee of $3,000 for each committee of the Board on which he serves as the Chairman; and (iii) a fee of $500 for each Board meeting he attends in person, and a fee of $250 for each telephonic meeting that he attends.  However, Mr. Waterfield’s total annual cash compensation shall not exceed $25,000.  Additionally, the Board may, but shall not be obligated to, grant Mr. Waterfield options to purchase shares of common stock of the Company as part of Mr. Waterfield’s Board compensation.

Mr. Sandberg, 38, has been the managing member, founder, and portfolio manager of Red Oak Fund, L.P., a NY-based hedge fund, since its March 2003 inception and has been the portfolio manager of Pinnacle Fund, LLLP, since its September, 2008 inception.  Previously, Mr. Sandberg co-managed JH Whitney & Co.’s Green River Fund from 1998–2002.  Mr. Sandberg received a BA in Economics and a BS in Industrial Management from Carnegie Mellon University.  He presently serves on the Boards of Asure Software, Inc., SMTC Corporation and EDCI Holdings, Inc.

Mr. Waterfield, 38, has been the Chairman of Waterfield Technologies, Inc., a software development firm focused on hosted and on-premise custom applications for the financial services, telecommunications and energy sectors since 2000.  Mr. Waterfield is also the Chairman of Waterfield Group, a diversified financial services holding company since 1999, and is an owner and Director of Cappello Waterfield & Co., an investment bank with over $100 Billion in cumulative transaction experience.  Mr. Waterfield is a Chartered Financial Analyst, member of the Board of Directors, Executive Committee and former Chairman of the YPO New York City Chapter, a member of Mensa, and a graduate of Harvard University in 1996.  Mr. Waterfield currently also serves on the Board of Directors of Waterfield Enterprises, LLC, TheRateReport.com, and the Culver Summer School. Previously, Mr. Waterfield was at Goldman Sachs & Co., where he worked as an institutional asset manager from May 1996 through March of 1999, responsible for the small capitalization growth portfolios whose assets totaled $1.0 billion.  Mr. Waterfield currently also is a director of Asure Software, Inc., a publicly held provider of web-based workforce management solutions.  Additionally, through his efforts at the Waterfield Foundation, Mr. Waterfield supports a variety of charitable organizations with a focus on the environment and midwestern based causes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 12, 2011	By:	/s/ Howard Hill
Howard Hill
Chief Executive Officer